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                          PIONEER ALLWEATHER FUND, LLC

                     (A Delaware Limited Liability Company)


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                       LIMITED LIABILITY COMPANY AGREEMENT

                           Dated as of July 24 , 2003


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                                 60 State Street
                           Boston, Massachusetts 02109
                                  617-742-7825


ARTICLE I.        DEFINITIONS................................................4

ARTICLE II.       ORGANIZATION; ADMISSION OF MEMBERS.........................9

     2.1      Formation of Limited Liability Company.........................9

     2.2      Name...........................................................9

     2.3      Principal And Registered Office................................9

     2.4      Term...........................................................9

     2.5      Business Of The Fund..........................................10

     2.6      Both Managers And Members.....................................10

     2.7      Limited Liability.............................................10

     2.8      Series........................................................10

     2.9      No Partnership................................................11

     2.10     Title to Fund Property........................................11

     2.11     Consistent Tax Reporting......................................11

ARTICLE III.      MANAGEMENT................................................11

     3.1      Interpretation of Rights and Duties of Managers, Members
              and Officers..................................................11

     3.2      The Board.....................................................12

     3.3      Members.......................................................15

     3.4      Officers......................................................17

     3.5      Binding the Fund..............................................18

     3.6      Custody of Assets of the Fund.................................19

     3.7      Other Activities of Members and Managers......................19

     3.8      Duty of Care..................................................19

     3.9      Indemnification...............................................19

     3.10     Fees, Expenses, and Reimbursement.............................21

ARTICLE IV.       TRANSFERS, REPURCHASES, REDEMPTIONS AND DISTRIBUTIONS.....22

     4.1      Transfer of Shares of Members.................................22

     4.2      Repurchase of Shares..........................................23

     4.3      Distributions.................................................24

     4.4      Withholding...................................................25

ARTICLE V.        CAPITAL...................................................25

     5.1      Contributions to Capital......................................25

     5.2      Rights of Members to Capital..................................26

     5.3      Capital Accounts..............................................26

     5.4      Allocation of Net Profit and Loss.............................26

     5.5      Overriding Allocations of Net Profits and Net Losses..........26

     5.6      Federal Income Tax Allocations................................27

     5.7      Reserves......................................................28

     5.8      Allocation of Organizational, Offering, and Certain
              Other Expenses................................................29

ARTICLE VI.       DISSOLUTION AND LIQUIDATION...............................29

     6.1      Dissolution...................................................29

     6.2      Liquidation of Assets.........................................29

ARTICLE VII.      ACCOUNTING, VALUATIONS, AND BOOKS AND RECORDS.............30

     7.1      Accounting and Reports........................................30

     7.2      Determinations by the Board...................................31

     7.3      Valuation of Assets...........................................31

ARTICLE VIII.     MISCELLANEOUS PROVISIONS..................................31

     8.1      AMENDMENT OF LIMITED LIABILITY COMPANY OPERATING AGREEMENT....31

     8.2      Special Power of Attorney.....................................32

     8.3      Notices.......................................................33

     8.4      Agreement Binding Upon Successors and Assigns.................34

     8.5      Applicability of 1940 Act.....................................34

     8.6      Choice of Law; Arbitration....................................34

     8.7      Not For Benefit of Creditors..................................35

     8.8      Consents......................................................35

     8.9      Merger and Consolidation......................................35

     8.10     Master-Feeder Structure.......................................35

     8.11     Pronouns......................................................35

     8.12     Confidentiality...............................................36

     8.13     Certification of Non-Foreign Status...........................37

     8.14     Severability..................................................37

     8.15     Entire Agreement..............................................37

     8.16     Discretion....................................................37

     8.17     Counterparts..................................................37

     8.18     Tax Matters Member............................................37

     8.19     Waiver of Partition...........................................37

     8.20     No Waiver.....................................................38


                           PIONEER ALLWEATHER FUND LLC

                  LIMITED LIABILITY COMPANY OPERATING AGREEMENT

         THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT of Pioneer AllWeather Fund LLC (the "Fund") is made effective as of July 24, 2003 by and among the Managers, the Organizational Member and each person hereinafter admitted to the Fund and reflected on the books of the Fund as a Member.

                              W I T N E S S E T H:

         WHEREAS, the Fund heretofore has been formed as a limited liability company under the Delaware Act, pursuant to the Certificate dated as of July 24, 2003 and filed with the Secretary of State of the State of Delaware on July
24, 2003;

         NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

                             ARTICLE I. DEFINITIONS

         For purposes of this Agreement:

         ACCOUNTING PERIOD means each period that begins at the opening of business on the day immediately following an Adjustment Date and ends at the close of business on the next succeeding Adjustment Date.

         ADJUSTMENT DATE means:

1.       The last day of a Fiscal Year;

2. The day preceding any day as of which a contribution to the capital of the Fund is made pursuant to Section 5.1;

3. The day as of which the Fund repurchases or redeems all or a portion of the Shares of any Member pursuant to Section 4.2 of this Agreement;

4. The day immediately preceding the date on which any Shares are transferred pursuant to Section 4.1;

5. Any day as of which there is any distribution of assets in kind to a Member pursuant to Section 4.3;

6. Any other day as of which this Agreement provides for any amount to be credited to or debited against the Capital Account of any Member, other than an amount to be credited to or debited against the Capital Accounts of all Members in accordance with their respective Capital Percentages;

7.       The date as of which the Fund terminates; or

8.       Any other date as established by the Board.

         AFFILIATE means an affiliated person as such term is defined in the 1940 Act, as hereinafter defined.

         AGREEMENT means this Limited Liability Company Operating Agreement, as amended and/or restated from time to time.

         AGGREGATE UNREALIZED GAIN PER ASSET means, at any point in time, for each Partner, the excess of (i) the cumulative amount of Unrealized Gain with respect to such asset that has been allocated to the Partner's Capital Account pursuant to SECTIONS 5.4 and 5.5 OVER (ii) the cumulative amount of Unrealized Loss for such asset that has been reflected in the Partner's Capital Account pursuant to SECTIONS 5.4 and 5.5. The amount of Aggregate Unrealized Gain Per Asset shall be decreased (increased) by the amount of the Partner's share of any positive (negative) adjustments to the adjusted basis of the asset pursuant to
Section 734 of the Code (or pursuant to clause (2) of the definition of Tax Capital Account) and by the amount of Taxable Gain (Taxable Loss) previously recognized with respect to such asset and allocated to the Partner and shall be further adjusted as provided in SECTION 5.6(E).

         AGGREGATE UNREALIZED LOSS PER ASSET means, at any point in time, for each Partner, the excess of (i) the cumulative amount of Unrealized Loss with respect to such asset that has been reflected in the Partner's Capital Account pursuant to SECTIONS 5.4 and 5.5 OVER (ii) the cumulative amount of Unrealized Gain for such asset that has been reflected in the Partner's Capital Account pursuant to SECTIONS 5.4 and 5.5. The amount of Aggregate Unrealized Loss Per Asset shall be decreased (increased) by the amount of the Partner's share of any negative (positive) adjustments to the adjusted basis of the asset pursuant to
Section 734 of the Code (or pursuant to clause (2) of the definition of Tax Capital Account) and by the amount of Taxable Loss (Taxable Gain) previously recognized with respect to such asset and allocated to the Partner and shall be further adjusted as provided in SECTION 5.6(E).

         BOARD means the Board of Managers established pursuant to Section 3.2 and each Manager on the Board shall be deemed a "Manager" of the Fund within the meaning of the Delaware Act.

         CAPITAL ACCOUNT means, with respect to each Member, the capital account established and maintained on behalf of each Member pursuant to Section 5.3.

         CAPITAL CONTRIBUTION means the contribution, if any, made, or to be made, as the context requires, to the capital of the Fund by a Member.

         CAPITAL PERCENTAGE means a percentage established for each Member as of each Adjustment Date. The Capital Percentage of a Member on an Adjustment Date shall be determined by dividing the Capital Account balance of the Member on the first day of the Accounting Period ending on such Adjustment Date by the sum of the Capital Account balances of all Members on the first day of the Accounting Period ending on such Adjustment Date. The sum of the Capital Percentages of all Members on each Adjustment Date shall equal 100%.

         CARRYING VALUE means, with respect to any asset, the asset's adjusted basis for U.S. federal income tax purposes, except as follows:

1. The Carrying Value of any asset contributed to the Fund shall be such asset's Value at the time of such contribution;

2. On each Adjustment Date, the Carrying Values of all Fund assets shall be adjusted to equal their respective Values upon an adjustment to the Members' Capital Accounts as provided in Section 5.3; and

3. If the Carrying Value of an asset has been determined pursuant to clause (1) or (2) above, such Carrying Value shall thereafter be adjusted in the same manner as is the asset's adjusted basis for U.S. federal income tax purposes in accordance with Treasury Regulation Section
         1.704-1(b)(2)(iv)(G).

         CERTIFICATE means the Certificate of Formation of the Fund and any amendments thereto as filed with the office of the Secretary of State of the State of Delaware.

         CLASS means any class of limited liability company interests established by the Board from time to time.

         CLOSING means the closing of a subscription to purchase a Share.

         CODE means the United States Internal Revenue Code of 1986, as amended and as hereafter amended from time to time, or any successor law.

         CONFIDENTIAL INFORMATION shall have the meaning as set forth in Section 8.12(a).

         DELAWARE ACT means the Delaware Limited Liability Company Act (6 DEL.C. Sections 18-101, et seq.) as in effect on the date hereof and as amended from time to time, or any successor law.

         EXCESS NEGATIVE BALANCE for a Member means the excess, if any, of (i) the negative balance in a Member's Capital Account after reducing such balance by the net adjustments, allocations and distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(D)(4), (5) and (6) which, as of the end of the Fund's taxable year, are reasonably expected to be made to such Member, over
(ii) the amount, if any, which the Member is required to restore to the Fund upon liquidation of such Member's interest in the Fund (or which is so treated pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(C)).

         FISCAL YEAR, for accounting purposes, means the period commencing on the initial Closing and ending on December 31, 2003 and thereafter each period commencing on January 1st of each year and ending on December 31st of each year (or on the date of a final distribution pursuant to Section 6.2 hereof), unless the Managers shall designate another fiscal year for the Fund that is a permissible taxable year under the Code. For tax purposes, the 12-month period ending December 31 of each year will be the Fund's taxable year.

         FORM N-2 means the Fund's Registration Statement on Form N-2 or any successor form filed with the SEC, as amended from time to time.

         FUND means the limited liability company governed hereby, as such limited liability company may from time to time be constituted.

         INDEPENDENT MANAGERS means those Managers who are not "interested persons" of the Fund as such term is defined in the 1940 Act.

         INTEREST means the entire limited liability company interest (as defined in the Delaware Act) in the Fund at any particular time of a Member or other person to whom an Interest or portion thereof has been transferred pursuant to this Agreement, including the rights and obligations of such Member or other person under this Agreement and the Delaware Act.

         INVESTMENT ADVISER means the person who at any particular time serves as the investment adviser to the Fund pursuant to a written agreement with the Fund.

         INVESTMENT FUNDS means unregistered investment funds and/or registered investment companies in which the Fund may invest.

         MANAGER means each person who initially serves on the Board pursuant to
Section 3.2 or who, from time to time, pursuant to this Agreement shall serve on the Board as indicated in the records of the Fund. Each Manager shall be deemed a "Manager" of the Fund within the meaning of the Delaware Act.

         MANAGEMENT AGREEMENT means a separate written agreement between the Fund and the Investment Adviser pursuant to which the Investment Adviser performs certain investment advisory and supervisory services for the Fund.

         MANAGEMENT FEE means the fee paid to the Investment Adviser out of the Fund's assets pursuant to the Management Agreement.

         MEMBER means any person who shall have been admitted to the Fund as a Member or a substitute Member who is admitted to the Fund pursuant to this Agreement, in such person's capacity as a Member until the Fund repurchases the entire Interest of such person as a Member pursuant to Section 4.2 hereof or a substituted Member or Members are admitted with respect to any such person's entire Interest as a Member pursuant to Section 4.1 hereof. The Members shall constitute a single class or group of members.

         NET ASSET VALUE means the total value of all assets of the Fund as valued pursuant to Section 7.3, less an amount equal to all accrued debts, liabilities, obligations and reserves of the Fund, calculated before giving effect to any repurchase of Shares.

         NET CAPITAL CONTRIBUTION means the Member's Capital Contribution minus fees or expenses, if any.

         NET PROFITS and NET LOSSES mean the taxable income or loss, as the case may be, for a period (or from a transaction) as determined in accordance with Code Section 703(a) computed (for this purpose, all items of income, gain, loss, or deduction required to be separately stated pursuant to Code Section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:

1. Items of gain, loss, and deduction shall be computed based upon the Carrying Values of the Fund's assets (in accordance with Treasury Regulation Sections 1.704(b)(2)(iv)(g) and/or 1.704-3(d)) rather than upon the assets' adjusted bases for federal income tax purposes;

2. Any tax-exempt income received by the Fund shall be included as an item of gross income;

3. The amount of any adjustments to the Carrying Values of any assets of the Fund pursuant to Code Section 743 shall not be taken into account; and

4.       Any expenditure of the Fund described in Code Section
         705(a)(2)(B) (including any expenditures treated as being described in Section 705(a)(2)(B) pursuant to Treasury
         Regulations under Code Section 704(b)) shall be treated as a deductible expense.

         1940 ACT means the Investment Company Act of 1940 and the rules, regulations, and orders thereunder, as amended from time to time, or any successor law.

         OFFERING EXPENSES means the expenses in connection with the offering of its shares, including registration fees with the SEC under the 1940 Act and the Securities Act of 1933, as amended.

         ORGANIZATIONAL EXPENSES means the costs, including legal fees, in connection with the organization of the Fund under the Act.

         ORGANIZATIONAL MEMBER means Pioneer Investment Management, Inc.

         PERSON means any individual, entity, corporation, partnership, association, limited liability company, joint-stock company, trust, estate, joint venture, organization, or unincorporated organization.

         SEC means the United States Securities and Exchange Commission, or any successor federal regulatory authority.

         SECURITIES means securities and other financial instruments of United States and foreign entities, including, without limitation, interests in Investment Fund, capital stock; shares of beneficial interest; partnership interests and similar financial instruments; interests in real estate-related assets; bonds, notes and debentures (whether subordinated, convertible or otherwise); commodities; currencies; interest rate, currency, commodity, equity and other derivative products, including, without limitation, (i) futures contracts, (ii) swaps, options, warrants, caps, collars, floors and forward rate agreements, (iii) spot and forward currency transactions and (iv) agreements relating to or securing such transactions; equipment lease certificates; equipment trust certificates; loans; accounts and notes receivable and payable held by trade or other creditors; trade acceptances; contract and other claims; executory contracts; participations; mutual funds; money market funds; obligations of the United States, any state thereof, foreign governments and instrumentalities of any of them; commercial paper; certificates of deposit; bankers' acceptances; trust receipts; and other obligations and instruments or evidences of indebtedness of whatever kind or nature; in each case, of any Person, corporation, government or other entity whatsoever, whether or not publicly traded or readily marketable.

         SERIES means any series of limited liability company interests established by the Board relating to a distinct portfolio and having separate rights and powers with respect to the assets of the Fund allocated to such Series.

         SHARES means the interest of a Member in the Fund with a net asset value that corresponds to the net asset value (as determined pursuant to Section 7.3) of an interest acquired for an original Capital Contribution of $1,000 at the initial Closing of subscriptions for Interests in the Fund.

         TAX CAPITAL ACCOUNT means a separate account maintained for each Member computed in the same manner as the Member's Capital Account but with the following modifications:

1. The Value of any asset contributed to or distributed by the Fund shall be considered to be its adjusted basis for federal income tax purposes;

2. Adjustments shall be made to the Tax Capital Accounts of the Members pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(M)(4) and
         (5) whether or not the Fund has made an election pursuant to
         Section 754 of the Code; and

3. Net Profits, Net Losses and items thereof shall be computed without regard to clause (1) of the definition of Net Profits and Net Losses.

4. The amount of any Unrealized Gain or Unrealized Loss allocated to a Member shall not be taken into account.

         TAXABLE GAIN means, the amount of taxable income or gain realized by the Fund upon the sale, exchange or other disposition of an asset.

         TAXABLE LOSS means, the amount of taxable loss realized by the Fund upon the sale, exchange or other disposition of an asset.

         TAX MATTERS MEMBER means the Member designated as "tax matters member" of the Fund pursuant to Section 8.18 hereof.

         TREASURY REGULATIONS means the regulations promulgated by the Internal Revenue Service and in effect from time to time under the Code.

         TRANSFER means the assignment, transfer, sale, or other disposition of all or any portion of an Interest, including any right to receive any allocations and distributions attributable to an Interest.

         UNREALIZED GAIN means, for any asset, on the applicable Adjustment Date, the excess, if any, of (i) the Value of the asset on such Adjustment Date over (ii) the asset's Carrying Value on such Adjustment Date determined immediately prior to adjusting the Carrying Values of the Fund's assets in accordance with clauses (2) of the definition of Carrying Value.

         UNREALIZED LOSS means, for any asset, on the applicable Adjustment Date, the excess, if any, of (i) the asset's Carrying Value on such date determined immediately prior to adjusting the Carrying Values of the Fund's assets in accordance with clause (2) of the definition of Carrying Value over
(ii) the Value of the asset on such Adjustment Date.

                 ARTICLE II. ORGANIZATION; ADMISSION OF MEMBERS

2.1      FORMATION OF LIMITED LIABILITY COMPANY
         Any person designated by the Board as an authorized person shall be an authorized persons, within the meaning of the Delaware Act, and shall have the power to execute, deliver, and file all certificates (and any amendments and/or restatements thereof) required or permitted by the Delaware Act to be filed in the office of the Secretary of State of the State of Delaware. The Board shall cause to be executed and filed with applicable governmental authorities any other instruments, documents, and certificates which, in the opinion of the Fund's legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware, or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement, and continue the valid existence and business of the Fund.

2.2      NAME
         The name of the Fund shall be Pioneer AllWeather Fund LLC pursuant to the Certificate dated as of July , 2003 and filed with the Secretary of State of the State of Delaware on July , 2003 or such other name as the Board hereafter may adopt upon: (i) causing an appropriate amendment to the Certificate to be filed in accordance with the Delaware Act; and (ii) either (x) sending notice thereof to each Member or (y) supplementing the Fund's Form N-2 to reflect such name change. The Fund's business may be conducted under the name of the Fund or, to the fullest extent permitted by law, any other name or names deemed advisable by the Board.

2.3      PRINCIPAL AND REGISTERED OFFICE
(a) The Fund shall have its principal office at 60 State Street, Boston, Massachusetts, or at such other place designated from time to time by the Board.

(b) The Fund shall have its registered office in the State of Delaware at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and shall have the Corporation Trust Company as its registered agent at such registered office for service of process in the State of Delaware, unless a different registered office or agent is designated from time to time by the Board in accordance with the Delaware Act.

2.4      TERM
         The term of the Fund commenced on the filing of the Certificate with the Secretary of State of the State of Delaware and shall continue perpetually unless and until the Fund is dissolved pursuant to Section 6.1 hereof.

2.5      BUSINESS OF THE FUND
         The business of the Fund is, without limitation, to purchase, sell, invest, and trade in Securities, both directly and through the purchase of limited partnership and other interests in the Investment Funds and to engage in any financial or derivative transactions relating thereto or otherwise and to engage in such other activities and to exercise such rights and powers as permitted by limited liability companies under the Delaware Act. On behalf of the Fund, the officers of the Fund may execute, deliver, and perform all contracts, agreements, and other undertakings and engage in all activities and transactions as may in the opinion of the Board be necessary or advisable to carry out the Fund's business and any amendments to any such contracts, agreements, and other undertakings, all without any further act, vote, or approval of any other person, notwithstanding any other provision of this Agreement.

2.6      BOTH MANAGERS AND MEMBERS
         A Member may at the same time be a Manager, a Member, or an Investment Adviser, in which event such Member's rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions hereof and as provided in the Delaware Act and the 1940 Act. A Manager need not be a Member.

2.7      LIMITED LIABILITY
         The liability of the Members for the losses, debts and obligations of the Fund shall be limited to their Capital Contributions; provided, however, that under the Delaware Act (but only in the circumstances and in the amounts required by the Delaware Act), the Members may under certain circumstances be liable to the Fund to the extent of previous distributions made to them in the event that the Fund does not have sufficient assets to discharge its liabilities. Without limiting the foregoing, (i) no Member, in his, her or its capacity as a Member (or, if applicable, as a Manager), shall have any liability to restore any negative balance in his, her or its Capital Account, and (ii) the failure of the Fund to observe any formalities or requirements relating to exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Fund.

2.8      SERIES
      The Fund may create one or more Series and/or Classes from time to time. The relative rights, privileges or limitations with respect to any Class of Share, if there is more than one Class, shall be set forth in a resolutions adopted by the Board. With respect to any Series established by the Fund, the following provisions shall apply:

(a) Separate and distinct records shall be maintained for each Series, and the assets associated with any such Series shall be held and accounted for separately from the other assets of the Fund or any other Series;

(b) The debts, liabilities, and obligations incurred, contracted for, or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Fund generally or any other Series;

(c) The Board, in its sole and absolute discretion, shall have authority to restrict allocations or transfers of Member Capital Contributions to or from any Series; and

(d) Notwithstanding Section 18-215 of the Delaware Act, the failure of a Series to have any Member associated with it shall not be the basis for the dissolution of the Series and the winding up of its affairs unless in accordance with the provisions of Article VI.

(e) Each series shall be treated as a separate limited partnership for all purposes under the Code or any applicable state tax law.

2.9      NO PARTNERSHIP
         The Fund is not intended to be a general partnership, limited partnership or joint venture, and no Member shall be considered to be a partner or joint venturer of any other Member, for any purposes other than foreign and domestic federal, state, provincial and local income tax purposes, and this Agreement shall not be construed to suggest otherwise.

2.10     TITLE TO FUND PROPERTY
         All property owned by the Fund, whether real or personal, tangible or intangible, shall be deemed to be owned by the Fund as an entity, and no Member, individually, shall have any ownership of such property. The Fund may hold any of its assets in its own name or in the name of its nominee, which nominee may be one or more trusts. Any property held by a nominee trust for the benefit of the Fund shall, for purposes of this Agreement, be treated as if such property were directly owned by the Fund.

2.11     CONSISTENT TAX REPORTING
         Except as otherwise agreed to in writing by the Manager, for federal, state and local income tax purposes, the Members agree, as a condition to their admission to the Fund, to report all taxable income, loss and items thereof (including the character and timing of such items) in a manner consistent with the manner in which such taxable income, loss or item thereof is reported by the Fund on its tax returns and the Schedules K-1 (or any successor form) furnished by the Fund to the Members.

                            ARTICLE III. MANAGEMENT

3.1      INTERPRETATION OF RIGHTS AND DUTIES OF MANAGERS, MEMBERS AND OFFICERS

         To the fullest extent permitted by the Delaware Act and other applicable law, and to the extent not inconsistent with the specific provisions of this Agreement or the Certificate of Formation, it is the intention of the parties that:

(a) The Members in their respective capacities as such shall have only the rights, powers, authority, duties and responsibilities (if any) set forth in this Agreement or as required by the 1940 Act. Members shall have no right to participate in and shall take no part in the management or control of the Fund's business, except to the extent specifically provided herein, and shall have no right, power, or authority to act for or bind the Fund. Members shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the 1940 Act or as otherwise required in the Delaware Act.

(b) Management and control of the business of the Fund shall be vested in the Board, which shall have the right, power, and authority, on behalf of the Fund and in its name, to exercise all rights, powers, and authority of "managers" under the Delaware Act and to do all things necessary and proper to carry out the objective and business of the Fund and its duties hereunder. The Managers in their respective capacities as such shall have the rights, powers, authority, duties and responsibilities of directors of, and the Board shall act and function as, a board of directors of a for profit stock corporation organized and existing under General Corporation Law of the State of Delaware (the "DGCL"). Without limiting the generality of the foregoing, (i) all Managers shall, with respect to their actions and conduct in their respective capacities as such, be subject to the fiduciary duties of care and loyalty applicable to directors of a for profit stock corporation organized and existing under the DGCL, (ii) the Board shall act only collectively, and no Manager acting individually in his capacity as such shall have any right, power or authority to bind the Fund (except that a Manager who is also an Officer may bind the Fund in his capacity as an Officer if he is authorized to do so in such capacity), and (iii) the Board shall have no right, power or authority to cause the Fund to enter into any transaction or to take any other action which would, if the Fund were a for profit stock corporation organized and existing under the DGCL, require a vote or other approval of the shareholders of such corporation.

(c) Subject to the provisions of Section 3.4, the Officers in their respective capacities as such shall have the statutory and customary rights, powers, authority, duties and responsibilities of officers with similar titles of a for profit stock corporation organized and existing under the DGCL. Without limiting the generality of the foregoing, no Officer shall have any right, power or authority to cause the Fund to enter into any transaction or to take any other action which would, if the Fund were a for profit stock corporation organized and existing under the DGCL, require a vote or other approval of the board of directors or the shareholders of such corporation. The Members and the Board hereby delegate to each Officer such rights, powers and authority with respect to the management of the business and affairs of the Fund as may be necessary or advisable to effectuate the provisions of this Section 3.1(c)

3.2      THE BOARD

(a) INITIAL MANAGERS AND APPOINTMENT. Osbert Hood is the sole initial Manager of the Fund. The number of Managers shall be fixed from time to time (i) by a written instrument signed by the initial Manager and
         (ii) thereafter by a written action signed by, or by resolution approved at a duly constituted meeting by vote of, a majority of the Board, provided however that the number of Managers shall at all times be at least one. The Board may, subject to the provisions of this
         Section 3.2 with respect to the number of and vacancies in the position of Managers and the provisions of Section 3.3 hereof with respect to the election of Managers by Members, designate any person who shall agree to be bound by all of the terms of this Agreement as a Manager. The names and mailing addresses of the Managers shall be set forth in the books and records of the Fund.

(b) MANAGERS TO SIGN INSTRUMENTS. Each person elected to serve as a Manager shall sign this Agreement, or a counterpart hereof or amendment hereto, or other writing pursuant to which such person (i) acknowledges receipt of a copy of this Agreement, as amended and in effect as of the date of such writing, (ii) agrees that he is a party to and bound by this Agreement, including the power of attorney set forth below, (iii) agrees to perform the duties of a Manager hereunder, and (iv) agrees to execute and deliver such additional agreements, instruments, certificates and documents as may be necessary, appropriate or convenient to reflect the foregoing matters and the election of such person as a Manager. Upon the death, resignation, removal or expiration of the term of any Manager (a "Terminated Manager"), (i) such Terminated Manager shall have no further authority under this Agreement, (ii) such Terminated Manager shall have no further obligations or rights under this Agreement (except for liabilities and rights accruing prior to the date of death, resignation, removal or expiration of his term, including rights to indemnification under
         Section 3.9 which relate to actions or omissions occurring during such person's service as a Manager), and (iii) no writing or instrument shall be required to be executed by the Fund or the Terminated Manager to reflect such cessation of service, except that the Terminated Manager (or its legal representative or attorney-in-fact, as provided in the following paragraph) shall execute and deliver any agreement, instrument, certificate or document which may be reasonably required to reflect that the Terminated Manager is no longer a Manager. Each person now or hereafter serving as a Manager, by execution of this Agreement, an amendment hereto, or an instrument acknowledging that it is bound hereby, hereby constitutes and appoints each other person who may from time to time be serving as a Manager or an Officer, and each of them acting singly, such Manager's agent and attorney-in-fact for the purpose of executing and delivering any and all agreements, instruments and other documents as are necessary or appropriate to reflect that such person is no longer a Manager following the death, resignation, removal or expiration of the term of such Manager, which power of attorney is hereby agreed and acknowledged to be irrevocable and shall survive the resignation, removal, expiration of the term, death, dissolution, bankruptcy or incapacity of any Manager until such time as the withdrawal of such Manager from the Fund has been reflected by all necessary or appropriate agreements, instruments and other documents.

(c) TERM. Each Manager shall serve as a Manager for the duration of the term of the Fund, unless his or her status as a Manager shall be sooner terminated pursuant to Sections 3.2(d) or (e) hereof. If any vacancy in the position of a Manager occurs, the remaining Managers may appoint a person to serve in such capacity, provided such appointment is in accordance with the 1940 Act. The Managers may call a meeting of Members to fill any vacancy in the position of Manager, and shall do so when required by the 1940 Act.

(d)      TERMINATION AS MANAGER.  The status of a Manager shall terminate if the
         Manager:

1.       Shall die;

2.       Shall be adjudicated incompetent;

3. Shall voluntarily withdraw as a Manager (upon not fewer than 90 days' prior written notice to the other Managers, unless a majority of the other Managers waive such notice);

4.       Shall be removed as provided in Section 3.2(e);

5. Shall be certified by a physician to be mentally or physically unable to perform his or her duties hereunder;

6. Shall be declared bankrupt by a court with appropriate jurisdiction, file a petition commencing a voluntary case under any bankruptcy law, or make an assignment for the benefit of creditors; or

7. Shall have a receiver appointed to administer the property or affairs of such Manager.

(e)     REMOVAL. Any Manager may be removed with or without cause by:
        (i) the vote or written consent of at least two-thirds (2/3) of the Managers not subject to the removal or vote; or (ii) the vote or written consent of Members holding not fewer than two-thirds (2/3) of the total number of votes eligible to be cast by all Members.

(f) NO REMAINING MANAGERS. In the event that no Manager remains to continue the business of the Fund, the Investment Adviser shall promptly call a meeting of the Members, to be held within 60 days after the date on which the last Manager ceased to act in that capacity, for the purpose of determining whether to continue the business of the Fund and, if the business shall be continued, of electing the number of Managers to the Board as the Investment Adviser shall recommend. If the Members shall determine at such meeting not to continue the business of the Fund or if the required number of Managers is not elected within 60 days after the date on which the last Manager ceased to act in that capacity, then the Fund shall be dissolved pursuant to Section 6.1 hereof and the assets of the Fund shall be liquidated and distributed pursuant to Section 6.2 hereof.

(g) ACTIONS AT MEETINGS. Unless provided otherwise in this Agreement or the 1940 Act, the Board shall act only: (i) by the affirmative vote of a majority of the Managers present at a meeting duly called at which a quorum of the Managers shall be present (which may include any means of communication that allows all Managers participating to hear each other simultaneously during the meeting, as permitted by the SEC and/or the 1940 Act, or, if in person attendance is not required by the 1940 Act, in person or by telephone); or (ii) by a written consent.

(h) ACTION BY CONSENT. Any action required or permitted to be taken at any meeting of the Board or of any committee of the Board may be taken without a meeting, if the members of the Board or committee, as the case may be, necessary to take such action at a duly constituted meeting of the Board consent to the action in writing, and the written consents are filed with the minutes of proceedings of the Board or committee.

(i) REGULAR MEETINGS. Regular meetings of the Board may be held without notice at such time and place, either within or outside of the State of Delaware, as shall be determined from time to time by the Board; provided that any Manager who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board may be held without notice immediately after and at the same place as the annual meeting of Members.

(j) PECIAL MEETINGS. Special meetings of the Board may be held at ny time and place, within or without the State of Delaware, esignated in a notice of such meeting and may be called by he Chairman, the President, the Secretary, two or more anagers, or by one Manager in the event that there is only a ingle Manager in office.

(k) NOTICE OF SPECIAL MEETINGS. Notice of any special meeting of the Board shall be given to each Manager by the Secretary or any Assistant Secretary or by the Officer or one of the Managers calling the meeting. Notice shall be duly given to each Manger (i) by giving notice to such Manager in person or by telephone at least two days in advance of the meeting, (ii) by sending an electronic or facsimile notice, or delivering written notice by hand or overnight courier service, to his last known business or home address at least 24 hours in advance of the meeting, or (iii) by mailing written notice to his last known business or home address at least three days in advance of the meeting. Notice of any special meeting need not be given to any Manager who shall attend such meeting in person or to any Manager who shall waive notice of such meeting in writing, whether before or after such meeting. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.

(l) MEETINGS BY TELEPHONE CONFERENCE CALLS. The Board or any committee designated by the Board may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

(m) DELEGATION. The Board may delegate to any person, including officers of the Fund, any rights, power, and authority vested by this Agreement in the Board to the extent permissible under applicable law.

(n) COMMITTEES. The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Managers or Officers. The Board may from time to time at any annual or special meeting designate the Managers and/or Officers to serve on any such committee. Each Manager or Officer so serving shall hold office until such Manager's or Officer's successor has been designated or until such Person ceases to be a Manager or Officer, or until the Manager or Officer has resigned from such committee or been removed. The Board may designate one or more Managers or Officers as alternate members of any committee, who may replace any absent or disqualified member of such committee at any meeting thereof. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board designating it and subject to the provisions of the Act, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Fund. The members of a committee shall act only as a committee and the individual members thereof shall have no power as such. Any committee may be abolished or redesignated in any manner and at any time by the Board. Each such committee shall keep minutes and make such reports as the Board may from time to time request. Except as the Board may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the Managers or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in this Agreement for the Board. If any vacancy shall occur in a committee by reason of disqualification, death, resignation, removal or otherwise, the remaining members of the committee (and such alternate members) shall continue to act, and any such vacancy may be filled at any meeting of the Board, by resolution adopted by the Board. Any member of any committee may resign at any time by delivering a written resignation to any of the Chairman, the President, the Secretary or an Assistant Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any member of a committee may be removed at any time, either for or without cause, by resolution passed by the Board.

(o) COMPENSATION OF MANAGERS. The amount, if any, which each Manager shall be entitled to receive as compensation for such Manager's services shall be fixed from time to time by (i) in the case of any Independent Manager, by a resolution of a majority of the Independent Managers, and (ii) in the case of other Managers by the a resolution of the Board. Each Manager shall devote such time to the affairs of the Fund as may be reasonably necessary for the performance by such Manager of his duties hereunder, provided that no Manager shall, solely by reason of his service as a Manager hereunder, be required to devote full time to such affairs.

(p) RELIANCE UPON ACCOUNTS AND REPORTS. A Manager, or a member of any committee of the Board, in the performance of his DUTIES, shall be fully protected in relying in good faith on the books of account or reports made to the Fund by any of its officials, or by an independent certified public accountant, or by an appraiser selected with reasonable care by the Board or any committee, or in relying in good faith upon the records of the Fund.

3.3      MEMBERS

(a) ADMISSION. The Board may admit one or more Members at such times as the Board may determine. Members may be admitted to the Fund subject to the condition that each such Member execute an appropriate signature page of this Agreement, application, subscription agreement, or without such execution, if such Member orally, in writing, or by other action, including, but not limited to payment for Shares, complies with the conditions for becoming a Member and pursuant to which such Member agrees to be bound by all the terms and provisions hereof. This Agreement shall not be unenforceable by reason of it not having been signed by a person being admitted as a Member. The Board, in its sole and absolute discretion, may reject applications or subscription agreements for Shares in the Fund. The admission of any person as a Member shall be effective upon the revision of the books and records of the Fund to reflect the name and the contribution to the capital of the Fund of such additional Member. Such record of Members shall also set forth the number of Shares that each Member holds.

(b) MEETINGS. Meetings of the Members may be called by the Board or by Members holding a majority of the TOTAL number of votes ELIGIBLE to be cast by all Members, and may be held at such time, date, and place as the Board shall determine. The Board shall arrange to provide written notice of the meeting, stating the date, time, and place of the meeting and the record date therefore, to each Member entitled to vote at the meeting within a reasonable time prior thereto. Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting. Only matters set forth in the notice of a meeting may be voted on by the Members at a meeting. The Board may adopt rules regarding the conduct of annual and special meetings, including requiring that Members provide the Board with advance notice of proposals be proposed by the Members at any meeting and the requirement that Members provide supporting information in connection with any such proposal. The Board may adopt procedures requiring that a Member provide for advance notice of and supporting information in connection with proposals to be acted upon by shareholders at any annual or special meeting and to otherwise establish rules with respect to the conduct of Member meetings. The presence in person or by proxy of Members holding a majority of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting. In the absence of a quorum, a meeting of the Members may be adjourned by action of a majority of the Members present in person or by proxy without additional notice to the Members. Except as otherwise required by any provision of this Agreement or of the 1940
         Act:

1. Those candidates receiving a plurality of the votes cast at any meeting of Members shall be elected as Managers; and

2. Unless a higher percentage is specified in this Agreement or shall be required by the 1940 Act, all other actions of the Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes eligible to be cast by those Members who are present in person or by proxy at such meeting.

(c) RECORD DATES. Each Member shall be entitled to cast at any meeting of Members a number of votes equivalent to such Member's Shares as of the record date for such meeting. The Board shall establish a record date not fewer than 10 days nor more than 120 days prior to the date of any meeting of Members to determine eligibility to vote at such meeting and the number of votes which each Member will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.

(d) PROXIES. A Member may vote at any meeting of Members by a proxy properly executed in writing by the Member and filed with the Fund before or at the time of the meeting. A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Fund at any time prior to exercise of the proxy or if the Member executing the proxy shall be present at the meeting and decide to vote in person. Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Members (1) if the Board has recommended the action to be voted upon, holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action or (2) if the Board has not recommended the action to be voted upon, by the holders of all of the outstanding Shares. The placing of a Member's name on a proxy pursuant to telephonic or electronically transmitted instructions obtained pursuant to procedures approved by the Board reasonably designed to verify that such instructions have been authorized by such Member shall constitute execution of such proxy by or on behalf of such Shareholder for all purposes of this Agreement.

(e) CONSENTS. Any action required or permitted to be taken at any annual or special meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the Members holding not less than the minimum aggregate Shares outstanding and entitled to vote with respect to such action that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote on such action were present and voted. Prompt notice of the taking of an action without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing.

3.4      OFFICERS

(a) ENUMERATION. The officers of the Fund (the "Officers") shall consist of a President, a Treasurer and a Secretary and may include such other Officers with such other titles as the Board shall determine, including a Chairman, and one or more Vice Presidents, Assistant Treasurers, and Assistant Secretaries. The Board may appoint such other Officers as it may deem appropriate. The Officers may be appointed by the Board at any meeting or by written action.

(b) QUALIFICATION. The Chairman, if any, shall be a Manager and may, but need not, be a Member. No other Officer need be a Member or a Manager. Any two or more offices may be held by the same person.

(c) TENURE. Except as otherwise provided by law, by the Certificate of Formation or by this Agreement, EACH Officer shall hold office until his successor is duly elected or appointed hereunder, unless a different term is specified in the vote or action choosing or appointing him, or until his earlier death, resignation or removal.

(d) RESIGNATION AND REMOVAL. Any Officer may resign by delivering his written resignation to the Chairman, the President, the Secretary or any Assistant Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any Officer may be removed at any time, with or without cause, by the Board.

(e) VACANCIES. The Board may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any office. Each such successor shall hold office for the unexpired term of his predecessor and until his successor is duly elected or appointed hereunder, or until his earlier death, resignation or removal.

(f) CHAIRMAN OF THE BOARD. The Board may or may not appoint a Chairman of the Board and may or may not designate the Chairman of the Board as Chief Executive Officer. If the Board appoints a Chairman of the Board, he shall preside at all meetings of the Board and Members and perform all other duties and possess such powers as are assigned to him by the Board from time to time and shall be responsible solely to the Board. If the Chairman is designated the Chief Executive Officer, the Chairman shall have all powers and duties customarily incident to the office of Chief Executive Officer and shall have general supervision and control of the business and affairs of the Fund, subject to the direction of the Board.

(g) PRESIDENT. In the event the Chairman, if there is such an Officer, shall have been designated Chief Executive Officer of the Fund, the President shall report to the Chairman, and shall be responsible to the Chairman and to the Board for the day-to-day operation of the business and affairs of the Fund, subject to the direction of the Board and the Chairman. In the event the Chairman is not the Chief Executive Officer of the Fund or in the event that there is no Chairman, the President shall be the Chief Executive Officer of the Fund and shall have general supervision and control of the business and affairs of the Fund, subject to the direction of the Board and the Chairman, if any. The President shall, if there is no Chairman of the Board, preside at all meetings of the Board and at all meetings of Members. The President shall, subject to the direction of the Board and the Chairman, have all powers and perform all duties incident to the office of a president of a Delaware corporation, and shall exercise such other powers and perform such other duties as from time to time may be assigned to him by the Board or the Chairman. The President shall be vested with the powers, and perform the duties, of the Chairman of the Board, if there is such an officer, in the absence or disability of the latter.

(h) VICE PRESIDENTS. Any Vice President shall perform such duties and possess such powers as the Board, the Chairman or the President may from time to time prescribe. In the event of the absence, inability or refusal to act of the President, any Executive Vice President, or any Senior Vice President designated by the Chairman or the Board shall perform the duties of the President and when so performing shall have all the powers of and be subject to all the restrictions upon the President. The Board may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board.

(i) SECRETARY AND ASSISTANT SECRETARIES. The Secretary shall perform such duties and shall have such powers as the Board, the Chairman or the President may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of THE secretary of a corporation, including without LIMITATION the duty and power to give notices of meetings of Members and special meetings of the Board, to attend all meetings of Members and the Board and keep a record of the proceedings, to maintain the Share Register and prepare lists of Members and their addresses as required, and to be custodian of the Fund's records. Any Assistant Secretary shall perform such duties and possess such powers as the Board, the Chairman, the President or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary or at the request of the Secretary, any Assistant Secretary may perform the duties and exercise the powers of the Secretary.

(j) TREASURER AND ASSISTANT TREASURERS. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned to him by the Board, the Chairman or the President. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of the treasurer of a Delaware corporation, including without limitation the duty and power to keep and be responsible for all funds and securities of the Fund, to deposit funds with the Fund's custodian, to disburse such funds, to make proper accounts of such funds, and to render as required by the Board, the Chairman or the President statements of all such transactions and of the financial condition of the Fund. The Assistant Treasurers shall perform such duties and possess such powers as the Board, the Chairman, the President or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer or at the request of the Treasurer, any Assistant Treasurer may perform the duties and exercise the powers of the Treasurer.

3.5      BINDING THE FUND

      The Chairman of the Board, if there is such an Officer, the President, any Executive Vice President, any Senior Vice President, Secretary, Assistant Secretary, Treasurer or an Assistant Treasurer, subject to any limitation contained in this Agreement, may enter into any contract or execute and deliver any instrument in the name and on behalf of the Fund. The Board, the Chairman and the President may, subject to any limitation contained in this Agreement, authorize any other Officer or agent to enter into any contract or execute and deliver any instrument in the name and on behalf of the Fund; any such authorization may be general or confined to specific instances.

3.6      CUSTODY OF ASSETS OF THE FUND

      The possession of all funds, Securities, or other property of the Fund held in physical form shall at all times, be held, controlled, and administered by one or more custodians retained by the Fund in accordance with the requirements of the 1940 Act.

3.7      OTHER ACTIVITIES OF MEMBERS, OFFICERS AND MANAGERS

(a) The Managers and Officers shall not be required to devote full time to the affairs of the Fund, but shall devote such time as may reasonably be required to perform their obligations under this Agreement.

(b) Any Member, Manager, or Affiliate of the foregoing may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisers, or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No Member shall have any rights in or to such activities of any other Member or Manager, or any profits derived therefrom.

3.8      DUTY OF CARE

(a) A Manager shall not be liable to the Fund or to any of its Members for any loss or damage occasioned by any act or omission in the performance of the Manager's services under this Agreement, unless it shall be determined by final judicial decision in a court of competent jurisdiction on the merits from which there is no further right to appeal that such loss is due to an act or omission of such person constituting willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such Manager's office or as otherwise required by law.

(b) A Member not in breach of any obligation hereunder or under any agreement pursuant to which the Member subscribed for Shares shall be liable to the Fund, any other Member, or third parties only as required by the Delaware Act or otherwise provided in this Agreement.

3.9      INDEMNIFICATION

(a)      To the fullest extent permitted by law, the Fund shall, subject to
         Section 3.9(b) hereof, indemnify each Manager (including for this purpose their executors, heirs, assigns, successors, or other legal representatives), any Officer, the Investment Adviser and Tax Matters Member (including for this purpose each affiliate, shareholder, partner, member, officer, director, principal, employee, or agent of the Investment Adviser and the Tax Matters Member) and the executors, heirs, assigns, successors, or other legal representatives of each of the foregoing, and of any person who controls or is under common control, or otherwise affiliated, with the Investment Adviser or the Tax Matters Member (and their executors, heirs, assigns, successors, or other legal representatives) against all losses, claims, damages, liabilities, costs, and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation, or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative, or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Manager, Officer, Investment Adviser, or the Tax Matters Member, as the case may be, of the Fund or the past or present performance of services to the Fund by such indemnitee, except to the extent such loss, claim, damage, liability, cost, or expense shall have been finally determined in a decision on the merits in any such action, suit, investigation, or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. The rights of indemnification provided under this
         Section 3.9 shall not be construed so as to provide for indemnification of an indemnitee for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.9 to the fullest extent permitted by law.

(b) Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Fund in advance of the final disposition of any such action, suit, investigation, or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.9(a) hereof; provided, however, that:
         (i) such indemnitee shall provide security for such undertaking, (ii) the Fund shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee's failure to fulfill his or its undertaking; or (iii) a majority of the Managers (excluding any Manager who is seeking advancement of expenses hereunder or is or has been a party to any action, suit, investigation, or proceeding involving claims similar to those involved in the action, suit, investigation, or proceeding giving rise to a claim for advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification.

(c) As to the disposition of any action, suit, investigation, or proceeding (whether by a compromise payment, pursuant to a consent decree, or otherwise) without an adjudication or a decision on the merits by a court of competent jurisdiction, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office, indemnification shall be provided pursuant to Section 3.9(a) hereof if: (i) approved as in the best interests of the Fund by vote of a majority of the Managers (excluding any Manager who is seeking indemnification hereunder or is or has been a party to any action, suit, investigation, or proceeding involving claims similar to those involved in the action, suit, investigation, or proceeding giving rise to a claim for advancement of expenses hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office; or (ii) the Managers secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office.

(d)      Any indemnification or advancement of expenses made pursuant to this
         Section 3.9 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a final decision on the merits in a court of competent jurisdiction in any action, suit, investigation, or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee's office. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 3.9 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.9 the Fund shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in this
         Section 3.9. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.9, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.9 shall be on the Fund (or any Member acting derivatively or otherwise on behalf of the Fund or its Members).

(e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.9 as to which he, she, or it may otherwise be entitled except out of the assets of the Fund, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f) The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.9 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of any Manager or other person.

3.10     FEES, EXPENSES, AND REIMBURSEMENT

(a) So long as the Investment Adviser (or its Affiliates) provides management services to the Fund, it shall be entitled to receive fees for such services as may be agreed to by the Investment Adviser and the Fund pursuant to a Management Agreement, provided however, the Board has approved such agreement and fees. The Investment Adviser may waive or reduce the Management Fee calculated with respect to, and deducted from, the Capital Account of any Member and may pay all or part of the Management Fee to third parties for services rendered in connection with the placement of Shares.

(b) Except as otherwise provided in the Management Agreement, the Fund shall bear all of its own operating expenses incurred in the business of the Fund other than those specifically required to be borne by the Investment Adviser or another party pursuant to a separate written agreement with the Fund as contemplated by Section 3.10(a) hereof. Expenses to be borne by the Fund include, but are not limited to, the following:

1. All costs and expenses related to portfolio transactions and positions for the Fund's account, including, but not limited to, brokerage commissions, sales loads, redemption fees, research fees, interest and commitment fees on loans and debit balances, borrowing charges on Securities sold short, dividends on Securities sold short but not yet purchased, custodial fees, margin fees, transfer taxes and premiums, and taxes withheld on foreign dividends and indirect expenses from investments in Investment Funds;

2. All costs and expenses associated with the organization, operation, and registration of the Fund, offering costs, and the costs of compliance with any applicable Federal or state laws;

3. The costs and expenses of holding meetings of the Board and any meetings of Members that are regularly scheduled, permitted, or are required to be held by this Agreement, the 1940 Act, or other applicable law;

4. Fees and disbursements of any attorneys, accountants (including tax preparation fees), auditors, and other consultants and professionals engaged on behalf of the Fund, the Board, or any committee of the Board, to assist in connection with its operations;

5. The costs of a fidelity bond and any liability insurance obtained on behalf of the Fund, the Investment Adviser, or the Managers;

6. Any fees payable to the Investment Adviser or Administrator;

7. All costs and expenses associated with the organization of any subsidiary vehicle deemed necessary for the investment operations of the Fund, or with the conversion of the Fund to a master-feeder structure as contemplated by Section 8.10 hereof;

8. All costs and expenses of preparing, printing, and distributing reports and other communications to Members;

9. The fees of custodians, transfer agents, and other persons providing administrative services to the Fund;

10. All expenses in computing the Net Asset Value of the Fund and the Shares, including any equipment or services obtained for such purposes;

11. Administrative and member service fees incurred by the Fund will be allocated among its various classes based on the Net Asset Value of the Fund attributable to each such class; and

12. Such other types of expenses as may be approved from time to time by the Board.

         The Investment Adviser shall be entitled to reimbursement from the Fund for any of the above expenses that it pays on behalf of the Fund.

(c) Subject to procuring any required regulatory approvals, the Fund from time to time, alone or in conjunction with other accounts for which the Investment Adviser, or any Affiliate of the Investment Adviser, acts as general partner, managing member, or investment adviser, may purchase insurance in such amounts, from such insurers and on such terms as the Board shall determine.

       ARTICLE IV. TRANSFERS, REPURCHASES, REDEMPTIONS AND DISTRIBUTIONS

4.1      TRANSFER OF SHARES OF MEMBERS

(a) Shares held by a Member may be transferred only: (1) by operation of law pursuant to the death, divorce, bankruptcy, insolvency, or dissolution of such Member; or (2) with the written consent of the Board or its designee (which consent may be withheld for any reason or for no reason at all in the sole and absolute discretion of the Board or its designee). The foregoing permitted transferees will not be allowed to become substituted Members without the consent of the Board or its designee, which may be withheld in its sole and absolute discretion. Each transferring Member and transferee agree to pay all expenses, including, but not limited to, attorneys' and accountants' fees, incurred by the Fund in connection with any transfer. Any transferee of Shares shall provide the Fund with such information and certifications as the Fund may request to confirm the transferee's status as satisfying the investor eligibility requirements of the Fund and execute and deliver such instruments as the Fund shall reasonably request to evidence the transferee's agreement to comply with the terms of this Agreement.

(b) If any transferee or purported transferee does not meet such investor eligibility requirements as the Board shall establish or if the Board or its delegate determines the redemption of the Interest of any Member to be in the best interests of the Fund, the Fund reserves the right to involuntarily redeem the Shares held by such transferee or Member at a price equal to the Capital Account balance attributable to such Shares, as of the date of such redemption after taking into account all adjustments to such Capital Account through the end of the redemption date. If the Board does not consent to a transfer by operation of law, the Fund may, without the consent of such successor, redeem the Shares from the Member's successor at a price equal to the Capital Account balance attributable to such Shares, as of the date of such redemption after taking into account all adjustments to such Capital Account through the end of the redemption date. Any transfer must comply with the Securities Act.

(c) By subscribing for Shares, each Member agrees (1) to comply with the terms of this Agreement and (2) to indemnify and hold harmless the Fund, each Manager, each Officer, the Investment Adviser, the Administrator, any distributor, and each other Member, and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs, and expenses (including legal or other expenses incurred in investigating or defending against any losses, claims, damages, liabilities, costs, and expenses or any judgments, fines, and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from any transfer made by that Member in violation of this Section 4.1 or any misrepresentation made by that Member in connection with any such transfer or any subscription for Shares.

(d) Each transferring Member shall indemnify and hold harmless the Fund, each Manager, each Officer, the Investment Adviser, the Administrator, any distributor, any Officer, and each other Member and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs, and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs, and expenses or any judgments, fines, and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from: any transfer made by such Member in violation of this Section 4.1; and any misrepresentation by such Member in connection with any such transfer.

4.2      REPURCHASE OF SHARES

(a) Except as otherwise provided in this Agreement, no Member or other person holding Shares or portions thereof shall have the right to require the Fund to redeem its Shares. The Board of the Fund, from time to time, and in its sole and absolute discretion, may determine to cause the Fund to offer to repurchase Shares from Members, including the Investment Adviser, on such terms and conditions as set forth in this Agreement. However, the Fund shall not offer to repurchase Shares on more than four occasions during any one Fiscal Year unless the Board has determined, after consulting with counsel to the Fund, that the effect of more frequent offers would not cause any adverse tax consequences to the Fund or its Members. In accordance with the terms and conditions as are set forth in this Agreement, in determining whether to cause the Fund to repurchase Shares pursuant to written requests by Members, the Board shall consider such matters as it determines to be appropriate. Such matters may, but need not, include the following factors in making such determination:

1. Whether any Members have requested that the Fund repurchase their Shares;

2.                      The liquidity of the Fund's assets;

3. The investment plans and working capital requirements of the Fund;

4. The relative economies of scale with respect to the size of the Fund;

5.                      The history of the Fund in repurchasing Shares;

6.                      The economic condition of the securities markets; and

7. The anticipated tax consequences of any proposed repurchases of Shares.

(b) The Investment Adviser may tender its Shares or any portion thereof as a Member under Section 4.2(a) hereof.

(c) The Board, in its sole and absolute discretion, may require the Fund to repurchase, and any Member or any Person acquiring a Share or Shares from or through a Member, to sell, a Share or Shares for any reason whatsoever, provided that the Board has determined, after consulting with counsel to the Fund, that no such repurchases shall cause the Fund to be treated under the Code as a "publicly traded partnership" taxable as a corporation. Any repurchase of Shares by the Fund shall be on such terms and at such price, whether or not at Net Asset Value per Share, as the Board shall determine in its sole discretion to be in the best interests of the Fund.

(d) Proceeds of the repurchases of Shares or portions thereof by the Fund shall be payable promptly after the date of each such repurchase or, in the case of an offer by the Fund to repurchase Shares, promptly after the expiration date of such repurchase offer in accordance with the terms of the Fund's repurchase offer and the repurchase procedures adopted by the Board, as the same may be amended from time to time; provided that in order to satisfy tax or other requirements the payment date for any repurchase may be a date up to 90 days after the effective date of the repurchse. Payment of the purchase price of Shares may consist of cash or a promissory note, which need not bear interest. Notwithstanding anything in the foregoing to the contrary, the Board, in its discretion, may pay all or any portion of the repurchase price in marketable or non-marketable Securities (or any combination of Securities and cash) having a value, determined as of the date of repurchase pursuant to Section 7.3, equal to the amount to be repurchased. All repurchases of Shares shall be subject to any and all conditions as the Board may impose in its sole and absolute discretion. Unless otherwise determined by the Board, the amount due to any Member whose Shares are repurchased shall be equal to the balance of such Member's Capital Account or portion thereof, as applicable, as of the effective date of repurchase, after giving effect to all allocations to be made to such Member's Capital Account through the close of business on such date. All of the foregoing shall be interpreted and implemented in such manner that the Fund will not be treated under the Code as a "publicly traded partnership" taxable as a corporation.

4.3      DISTRIBUTIONS

(a) The Board, in its sole and absolute discretion, may authorize the Fund to make distributions in cash at any time to all of the Members on a pro rata basis in accordance with the Members' Capital Percentage.

(b) Notwithstanding anything to the contrary contained herein, none of the Managers or the Members, nor any other person on behalf of the Fund, shall make a distribution to the Members on account of their Interests in the Fund if such distribution would violate the Delaware Act or other applicable law.

(c) The amount and times of any distributions will be determined in the sole and absolute discretion of the Board.

4.4      WITHHOLDING

(a)      The Board may withhold and pay over to the Internal Revenue Service
         (or any other relevant taxing authority) taxes from any distribution to or repurchase or redemption from any Member to the extent required by the Code or any other applicable law. For purposes of this Agreement, any taxes so withheld by the Fund with respect to any amount distributed by the Fund to any Member shall be deemed to be a distribution or payment to such Member, reducing the amount otherwise distributable to such Member pursuant to this Agreement and reducing the Capital Account of such Member. If the amount of such taxes is greater than any such distributable amounts, then such Member and any successor to such Member's Interest shall pay to the Fund as a contribution to the capital of the Fund, upon demand of the Board, the amount of such excess.

(b) The Board shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption. To the extent that a Member claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Member shall furnish the Board with such information and forms as such Member may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate and agrees to indemnify the Fund and each of the Members from any and all damages, costs, and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

                               ARTICLE V. CAPITAL

5.1      CONTRIBUTIONS TO CAPITAL
(a) The minimum Capital Contribution of each Member to the capital of the Fund shall be such amount as the Board in its sole and absolute discretion may determine from time to time. The amount of the initial Capital Contribution of each Member shall be recorded on the books and records of the Fund upon acceptance as a contribution to the capital of the Fund. The Managers shall not be entitled to make voluntary contributions of capital to the Fund as Managers of the Fund, but may make voluntary contributions to the capital of the Fund as Members. The Investment Adviser may make voluntary contributions to the capital of the Fund as a Member.

(b) If permitted by the Board, any Member, including the Investment Adviser, may make additional Capital Contributions to the Fund, effective as of such times as the Board in its discretion may permit, subject to the limitations applicable to the admission of Members pursuant to this Agreement. No Member shall be obligated to make any additional Capital Contribution except to the extent provided in this Agreement.

(c) Except as otherwise permitted by the Board, initial and any additional contributions to the capital of the Fund by any Member shall be payable in cash.

(d) The Fund shall issue additional Shares to Members making additional Capital Contributions. The number of Shares shall be determined by dividing the amount of the additional Capital Contribution by the Net Asset Value per Share as of the date the contribution is accepted.

5.2      RIGHTS OF MEMBERS TO CAPITAL
         No Member shall be entitled to interest on his or its Capital Contribution to the Fund, nor shall any Member be entitled to the return of any capital of the Fund except as otherwise specifically provided herein. No Member shall have the right to require partition of the Fund's property or to compel any sale or appraisal of the Fund's assets.

5.3      CAPITAL ACCOUNTS
         Upon the admission of a Member, a separate account (a "Capital Account") shall be maintained for such Member and adjusted in accordance with regulations (the "Regulations") under Code Section 704. To the extent consistent with such Regulations, the adjustments to such accounts shall include, without duplication, the following:

(a) There shall be credited to each Member's Capital Account the amount of any cash (which shall not include imputed or actual interest on any deferred contributions) actually contributed by such Member to the capital of the Fund, the value (without regard to Code Section 7701(g)) of any property contributed by such Member to the capital of the Fund (net of any liabilities secured by such property that the Fund is considered to assume or take subject to or under Code Section 752) and such Member's share of the Net Profits and Unrealized Gains of the Fund and of any items in the nature of income or gain separately allocated to the Members; and there shall be charged against each Member's Capital Account the amount of all cash distributions to such Member, the value (without regard to Code Section 7701(g)) of any property distributed to such Member by the Fund (net of any liability secured by such property that the Member is considered to assume or take subject to or under Code Section 752), and such Member's share of the Net Losses and Unrealized Losses of the Fund and of any items in the nature of losses or deductions separately allocated to the Members.

(b) In the event any interest in the Fund is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(c) Taxable Gain and Taxable Loss realized by the Fund shall not be reflected in Capital Accounts.

(d)      Such other adjustments as may be provided for by this Agreement.

5.4      ALLOCATION OF NET PROFIT AND LOSS
         As of the last day of each Accounting Period, Net Profits, Net Losses, aggregate Unrealized Gains and/or aggregate Unrealized Losses for the Accounting Period shall be allocated among and credited to or debited against the Capital Accounts of the Members in accordance with their respective Capital Percentages for such Accounting Period.

5.5      OVERRIDING ALLOCATIONS OF NET PROFITS AND NET LOSSES
         Notwithstanding the provisions of Section 5.4, the following allocations of Net Profits, Net Losses, aggregate Unrealized Gain and aggregate Unrealized Loss and items thereof for an Accounting Period shall be made:

(a) If, during any Accounting Period a Member receives any adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(D)(4), (5) or (6) or any other distribution, and, as a result of such adjustment, allocation or distribution, such Member's Capital Account has an Excess Negative Balance, then items of gross income (computed with the adjustments set forth in clauses (1), (2) and (3) of the definition of Net Profit and in the definition of Net Loss) and Unrealized Gain for such year (and, if necessary, subsequent years) shall first be allocated to such Member in an amount equal to such Member's Excess Negative Balance.

(b) In no event shall Net Losses or Unrealized Losses of the Fund be allocated to a Member if such allocation would cause or increase an Excess Negative Balance in such Member's Capital Account.

(c) In the event that Net Profits, Net Losses, Unrealized Gains, Unrealized Losses or items thereof are allocated to one or more Members pursuant to subsections (a) or (b) above, subsequent Net Profits, Net Losses, Unrealized Gains and Unrealized Losses will first be allocated (subject to the provisions of subsections (a) and (b)) to the Members in a manner designed to result in each Member having a Capital Account balance equal to what it would have been had the original allocation of Net Profits, Net Losses, Unrealized Gains, Unrealized Losses or items thereof pursuant to subsections (a) or (b) not occurred.

(d) In the event that the Fund incurs any "nonrecourse indebtedness" or "partner nonrecourse indebtedness" (as defined in Treasury Regulation
         Section 1.704-2), (i) allocations of deductions attributable to such indebtedness and allocations of "minimum gain" (as defined in Treasury Regulation Section 1.704-2) shall be made in accordance with the provisions of the applicable Treasury Regulations promulgated under Code Section 704(b) and (ii) the Excess Negative Balance for each Member shall be computed by treating the amount the Member is deemed to be obligated to contribute to the Fund pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5) as if they were actual obligations.

5.6      FEDERAL INCOME TAX ALLOCATIONS
(a) Except as otherwise provided in this Section 5.6, for federal income tax purposes, all items of income, gain, loss, deduction or credit for a Fiscal Year shall be allocated among the Members in the same manner as are Net Profit, Net Loss, Unrealized Gains and Unrealized Losses for such Fiscal Year.

(b) If the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes, the Taxable Gain or Taxable Loss realized for a Fiscal Year with respect to each such asset shall be allocated among the Members (after the allocation of all items in accordance with Sections 5.4 and
         5.5 hereof) as follows:

(i) Taxable Gain (Loss) shall be allocated among the Members in proportion to their respective amounts of Aggregate Unrealized Gain (Loss) Per Asset with respect to such asset; and

(ii) The balance, if any, shall be allocated among the Members in proportion to the Members' respective Capital Percentages.

(c) Notwithstanding Sections 5.6(a) and (b) to the contrary, if in any Fiscal Year a the Fund repurchases all or a portion of a Member's Capital Account balance in accordance with Article IV hereof, at the election of the Board the following allocations shall be made with respect to such Member for such year:

(i) First, such Member shall be allocated such Member's share of Taxable Gain or Taxable Loss for such year for each asset as determined pursuant to Section 5.6(b);

(ii) Second, such Member shall be allocated Taxable Gain (or Taxable Loss, as applicable) attributable to any assets of the Fund in an amount equal to the amount by which the portion of such Member's Capital Account balance being repurchased exceeded (was less than) a corresponding portion of such Member's Tax Capital Account balance at the time of the repurchase as adjusted for the amount of any allocations pursuant to clause (i) above, for such year.

(d) In the event that multiple Members have all or a portion of their Capital Account balances repurchased in a Fiscal Year and there is insufficient Taxable Gain or Taxable Loss to complete the allocations specified in clause (ii) of this
         Section 5.6(c), allocations pursuant to such clause shall be made among the Members in proportion to the amounts they would have been allocated pursuant to such clause had the Fund had sufficient items to complete the allocations.

(e) In the event that a Member is allocated Taxable Gain (or Taxable Loss) pursuant to Section 5.6(c)(ii) upon the withdrawal of some or all of the balance in its Capital Account, the Board or its agent shall redetermine (in such a manner as the Board or its agent determines in its sole discretion to be equitable) the Aggregate Unrealized Gain
         (Loss) Per Asset of all remaining Members with respect to each asset held by the Fund following such withdrawal so as to take into account the Taxable Gain or Taxable Loss that was allocated to the withdrawing Member and that would otherwise have been allocated to the other Members pursuant to Section 5.6(b).

5.7      RESERVES
(a) Appropriate reserves may be created, accrued, and charged against Net Assets for contingent liabilities, if any, as of the date any such contingent liability becomes known to the Investment Adviser or the Board, such reserves to be in the amounts which the Board or the Officers in their sole and absolute discretion deem necessary or appropriate. The Board or the Officers may increase or reduce any such reserves from time to time by such amounts as it in its sole and absolute discretion deems necessary or appropriate. The amount of any such reserve, or any increase or decrease therein, may be proportionately charged or credited, as appropriate, to the Members' Capital Accounts. The amount of any such reserve, or any increase or decrease therein, may be proportionately charged or credited, as appropriate, to the Capital Accounts of those parties who are Members at the time when such reserve is created, increased, or decreased, as the case may be; provided, however, that if any such individual reserve item, adjusted by any increase therein, exceeds the lesser of $500,000 or 1% of the aggregate value of the Capital Accounts of all such Members, the amount of such reserve, increase, or decrease shall instead be charged or credited to those parties who were Members at the time, as determined by the Board in its sole and absolute discretion, of the act or omission giving rise to the contingent liability for which the reserve was established, increased, or decreased in proportion to their Capital Accounts at that time.

(b) To the extent permitted under applicable law, if at any time an amount is paid or received by the Fund (other than contributions to the capital of the Fund, distributions, or repurchases of Shares or portions thereof) and such amount exceeds the lesser of $500,000 or 1% of the aggregate value of the Capital Accounts of all Members at the time of payment or receipt and such amount was not accrued or reserved for but would nevertheless, in accordance with the Fund's accounting practices, be treated as applicable to one or more prior Accounting Periods, then such amount shall be in proportion to such Members Capital Account balanced, charged or credited, as appropriate, to those parties who were Members during such prior Accounting Period or Periods.

(c) To the extent permitted under applicable law, if any amount is required by paragraph (a) or (b) of this Section 5.7 to be charged or credited to a party who is no longer a Member, such amount shall be paid by or to such party, as the case may be, in cash, with interest from the date on which the Board determines that such charge or credit is required. In the case of a charge, the former Member shall be obligated to pay the amount of the charge, plus interest as provided above, to the Fund on demand; provided, however, that: (i) in no event shall a former Member be obligated to make a payment exceeding the amount of such Member's Capital Account at the time to which the charge relates; and
         (ii) no such demand shall be made after the expiration of three years since the date on which such party ceased to be a Member. To the extent that a former Member fails to pay to the Fund, in full, any amount required to be charged to such former Member pursuant to paragraph (a) or (b), whether due to the expiration of the applicable limitation period or for any other reason whatsoever, the deficiency shall be charged proportionately to the Capital Accounts of the Members at the time of the act or omission giving rise to the charge to the extent feasible, and otherwise proportionately to the Capital Accounts of the current Members.

5.8 ALLOCATION OF ORGANIZATIONAL, OFFERING, AND CERTAIN OTHER EXPENSES Organizational Expenses and any Offering Expenses and/or any expenses related to or in connection with any transfer of Shares and/or repurchasing Shares, shall generally be treated as expenses of the Fund included in the computation of Net Profit and/or Net Loss (except to the extent that the Investment Adviser or another party determines in its discretion that it will assume, reimburse, and/or waive such expense). The Board may alternatively choose to amortize Organizational Expenses over a period of time to be determined by the Board. The Board may also allocate expenses of any transfer of Shares to either the transferor and/or transferee and expenses of any repurchase of Shares may be allocated to the Members whose Shares are repurchased.

                    ARTICLE VI. DISSOLUTION AND LIQUIDATION

6.1      DISSOLUTION
(a) The Fund shall be dissolved at any time there are no Members, unless the Fund is continued in accordance with the Delaware Act, or upon the occurrence of any of the following events:

1. Upon the affirmative vote to dissolve the Fund by: (i) a majority of the members of the Board; or (ii) Members holding at least two-thirds (2/3) of the total number of votes eligible to be cast by all Members;

2. Upon the failure of Members to elect a successor Board member at a meeting called by the Investment Adviser in accordance with this Agreement when no Board member remains to continue the business of the Fund; or

3.       As required by operation of law.

(b) Dissolution of the Fund shall be effective on the day on which the event giving rise to the dissolution shall occur, except that in the case of an event under Section 6.1(a)(3) the dissolution shall occur as soon as practicable after such date, or the conclusion of any applicable 60 day period during which the Board and Members may elect to continue the business of the Fund as provided herein, but the Fund shall not terminate until the assets of the Fund have been liquidated in accordance with Section 6.2 hereof and the Certificate has been canceled.

6.2      LIQUIDATION OF ASSETS
(a) Upon the dissolution of the Fund as provided in Section 6.1 hereof, the Board, acting directly or through a liquidator it selects, shall promptly liquidate the business and administrative affairs of the Fund, except that if the Board is unable to perform this function, a liquidator elected by Members holding a majority of the total number of votes eligible to be cast by all Members shall promptly liquidate the business and administrative affairs of the Fund. Net Profit and Net Loss during the period of liquidation shall be allocated pursuant to
         Article V. The proceeds from liquidation (after establishment of appropriate reserves for contingencies in such amount as the Board or liquidator shall deem appropriate in its sole and absolute discretion as applicable) shall, subject to the Delaware Act, be distributed in the following manner:

1. In satisfaction (whether by payment or the making of reasonable provision for payment thereof) of the debts and liabilities of the Fund, including the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), but not including debt and liabilities to Members, up to and including the date that distribution of the Fund's assets to the Members has been completed, shall first be paid on a pro rata basis;

2. Such debts, liabilities, or obligations as are owing to the Members shall be paid next in their order of seniority and on a pro rata basis; and

3. The Members shall be paid next on a pro rata basis the positive balances of their respective Capital Accounts after giving effect to all allocations to be made to such Members' Capital Accounts for the Accounting Period ending on the date of the distributions under this Section 6.2(a)(3).

(b) Anything in this Section 6.2 to the contrary notwithstanding, but subject to the priorities set forth in Section 6.2(a) above, upon dissolution of the Fund, the Board or other liquidator may distribute ratably in kind any assets of the Fund; provided, however, that if any in-kind distribution is to be made, the assets distributed in kind shall be valued pursuant to Section 7.3 as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) above.

           ARTICLE VII. ACCOUNTING, VALUATIONS, AND BOOKS AND RECORDS

7.1      ACCOUNTING AND REPORTS
(a) The Fund shall adopt for tax accounting purposes any accounting method that the Board shall decide in its sole and absolute discretion is in the best interests of the Fund. The Fund's accounts shall be maintained in U.S. currency.

(b) After the end of each taxable year, the Fund shall furnish to each Member such information regarding the operation of the Fund and such Member's Interest as is necessary for Members to complete federal and state income tax or information returns and any other tax information required by federal, state, or local law.

(c) Except as otherwise required by the 1940 Act or as may otherwise be permitted by rule, regulation, or order, within 60 days after the close of the period for which a report required under this Section 7.1(c) is being made, the Fund shall furnish to each Member a semi-annual report containing the information required by the 1940 Act and an annual report containing the information required by the 1940 Act. The Fund shall cause financial statements contained in each annual report furnished hereunder to be accompanied by a certificate of independent public accountants based upon an audit performed in accordance with generally accepted accounting principles. The Fund may also furnish to each Member such other periodic reports as it deems necessary or appropriate in its discretion.

7.2      DETERMINATIONS BY THE BOARD
(a) All matters concerning the determination and allocation among the Members of the amounts to be determined and allocated pursuant to Article V hereof, including any taxes thereon and accounting procedures applicable thereto, shall be determined by the Board (either directly or by the Investment Adviser or other agent pursuant to delegated authority) unless specifically and expressly otherwise provided for by the provisions of this Agreement or as required by law, and such determinations and allocations shall be final and binding on all the Members.

(b) The Board may make such adjustments to the computation of Net Profit or Net Loss or any components (withholding any items of income, gain, loss, or deduction) comprising any of the foregoing as it considers appropriate to reflect fairly and accurately the financial results of the Fund and the intended allocation thereof among the Members.

7.3      VALUATION OF ASSETS
(a) Valuation of Securities and other assets shall be made by the Board, or its agent, in accordance with the requirements of the 1940 Act and the valuation procedures adopted by the Board.

(b) The net asset value of each Share as of any date shall equal the Net Asset Value of the Fund, determined as provided in
         Section 7.3(a), divided by the number of outstanding Shares on such date.

(c) The value of Securities and other assets of the Fund and the net worth of the Fund as a whole and the Shares determined pursuant to this Section 7.3 shall be conclusive and binding on all of the Members and all parties claiming through or under them.

                     ARTICLE VIII. MISCELLANEOUS PROVISIONS

8.1      AMENDMENT OF LIMITED LIABILITY COMPANY OPERATING AGREEMENT
(a) Except as otherwise provided in this Section 8.1, this Agreement may be amended, in whole or in part, with the approval of: (i) a majority of the Members of the Board; or
         (ii) a majority of the outstanding Shares, if the amendment is recommended by the Board, or two-thirds of the outstanding Shares, if the amendment is not recommended by the Board. This
         Section 8.1 is to be construed to provide the Board with the maximum ability to amend this Agreement without the consent of the Members.

(b)      Any amendment that would:

1. Increase the obligation of a Member to make any contribution to the capital of the Fund;

2. Reduce the Capital Account of a Member other than in accordance with this Agreement; or

3.                      Modify the events causing the dissolution of the Fund;

         may be made only if:

(i) The written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof; or

(ii) Such amendment does not become effective until (A) each Member has received written notice of such amendment and (B) any Member objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board) to offer his or her entire Interest for repurchase by the Fund (and the Fund has repurchased the Shares so offered).

(c) The power of the Board to amend this Agreement at any time without the consent of the Members may include, but is not limited to:

1. Restatement of this Agreement together with any amendments hereto that have been duly adopted in accordance with this Agreement to incorporate such amendments into a single, integrated document;

2. Amendment to this Agreement (other than with respect to the matters set forth in Section 8.1(b) hereof) to effect compliance with any applicable law or regulation or to cure any ambiguity or to correct or supplement any provision hereof that may be inconsistent with any other provision hereof, provided that such action does not adversely affect the rights of any Member in any material respect; and

3. Amend this Agreement to make such changes as may be necessary or desirable, based on advice of legal counsel to the Fund, to assure the Fund's continuing eligibility to be classified for U.S. federal income tax purposes as a partnership that is not treated as a corporation under Section 7704(a) of the Code.

(d) The Board shall give written notice of any proposed amendment to this Agreement (other than any amendment of the type contemplated by clause (i) of Section 8.1(a) hereof) to each Member, which notice shall set forth:

1.                      The text of the proposed amendment; or

2. A summary thereof and a statement that the text thereof will be furnished to any Member upon request.

8.2      SPECIAL POWER OF ATTORNEY
(a) Each Member by subscribing for an Interest in the Fund irrevocably makes, constitutes, and appoints each Manager, acting severally, and any liquidator of the Fund's assets appointed pursuant to Section 6.2 with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place, and stead of, such Member, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file, and/or publish:

1. Any amendment to this Agreement that complies with the provisions of this Agreement (including the provisions of Section 8.1 hereof);

2. Any amendment to the Certificate required because this Agreement is amended or as otherwise required by the Delaware Act; and

3. All other such instruments, documents, and certificates that, in the opinion of legal counsel to the Fund, from time to time may be required by the laws of the United States of America, the State of Delaware, or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement, and continue the valid existence and business of the Fund as a limited liability company under the Delaware Act.

(b) Each Member is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Fund without such Member's consent. If an amendment to the Certificate or this Agreement or any action by or with respect to the Fund is taken in the manner contemplated by this Agreement, each Member agrees that, notwithstanding any objection that such Member may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Member is fully aware that each Member will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Fund.

(c) This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of each Manager, acting severally, and any liquidator of the Fund's assets, appointed pursuant to Section 6.2 hereof, and as such:

1. Shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Fund, the Board, or any liquidator shall have had notice thereof; and

2. Shall survive the delivery of a transfer by a Member of the whole or any portion of such Member's Shares, except that where the transferee thereof has been approved by the Board for admission to the Fund as a substituted Member, this power-of-attorney given by the transferor shall survive the delivery of such assignment for the sole purpose of enabling the Board or any liquidator to execute, acknowledge, and file any instrument necessary to effect such substitution.

8.3      NOTICES
(a) Notices that may be or are required to be provided under this Agreement shall be made, if to a Member, by regular postal mail, hand delivery, registered or certified mail return receipt requested, commercial courier service, telex, or telecopier, electronic mail, the internet, computer interface, or any other electronic method or device of document transfer or telegraphic or other written communication, or, if to the Fund, by regular postal mail, hand delivery, registered or certified mail return receipt requested, commercial courier service, telex, or telecopier, electronic mail, the internet, computer interface, or any other electronic method or device of document transfer or telegraphic or other written communication, and shall be addressed to the respective parties hereto at their addresses as set forth on the books and records of the Fund (or to such other addresses as may be designated by any party hereto by notice addressed to the Fund in the case of notice given to any Member, and to each of the Members in the case of notice given to the Fund). Notices shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, commercial courier service, telex, telecopier, telegraphic, electronic, or other means of written communication. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

(b) If any notice addressed to a Member at the address of that Member appearing on the books and records of the Fund is returned to the Fund marked to indicate that such notice is unable to be delivered to the Member at that address, all future notices or reports shall be deemed to have been duly given without further mailing if such future notices or reports shall be kept available to the Member, upon written demand of the Member, at the principal executive office of the Fund for a period of one year from the date of the giving of the notice.

8.4      AGREEMENT BINDING UPON SUCCESSORS AND ASSIGNS
         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees, or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof that is not made pursuant to the terms of this Agreement shall be void.

8.5      APPLICABILITY OF 1940 ACT
         The parties hereto acknowledge that this Agreement is not intended to, and does not set forth the substantive provisions contained in the 1940 Act which affect numerous aspects of the conduct of the Fund's business and of the rights, privileges, and obligations of the Members. Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the 1940 Act subject to any exemptive relief obtained thereunder relating to the Fund.

8.6      CHOICE OF LAW; ARBITRATION
(a) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, including the Delaware Act, without regard to the conflict of law principles of the State of Delaware.

(b) Unless otherwise agreed in writing, each Member agrees to submit all controversies arising between or among Members or one or more Members and the Fund in connection with the Fund or its businesses or concerning any transaction, dispute, or the construction, performance, or breach of this or any other agreement, whether entered into prior to, on, or subsequent to the date hereof, to arbitration in accordance with the provisions set forth below. Each Member understands that:

1.                      Arbitration is final and binding on the parties;

2. The parties are waiving their rights to seek remedies in court, including the right to jury trial;

3. Pre-arbitration discovery is generally more limited than and different from court proceedings;

4. The arbitrator's award is not required to include factual findings or legal reasoning and a party's right to appeal or to seek modification of rulings by arbitrators is strictly limited; and

5. A panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

(c) All controversies that may arise among Members and one or more Members and the Fund concerning this Agreement shall be determined by arbitration in Boston, Massachusetts in accordance with the Federal Arbitration Act, to the fullest extent permitted by law. Judgment on any award of any such arbitration may be entered in the courts of the Commonwealth of Massachusetts or in any other court having jurisdiction of the Person or Persons against whom such award is rendered. Any notice of such arbitration or for the confirmation of any award in any arbitration shall be sufficient if given in accordance with the provisions of this Agreement. Each Member agrees that the determination of the arbitrators shall be binding and conclusive upon them.

(d) No Member shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a Member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action unless and until:

1.                      The class certification is denied;

2.                      The class is decertified; or

3.                      The Member is excluded from the class by the court.
                        The forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

8.7      NOT FOR BENEFIT OF CREDITORS
         The provisions of this Agreement are intended only for the regulation of relations among past, present, and future Members (including the Investment Adviser), Managers, and the Fund. This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement.

8.8      CONSENTS
         Any and all consents, agreements, or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Fund.

8.9      MERGER AND CONSOLIDATION
(a) The Fund may merge or consolidate with or into one or more limited liability companies formed under the Delaware Act or other business entities (as defined in Section 18-209(a) of the Delaware Act) pursuant to an agreement of merger or consolidation which has been approved in the manner contemplated by Section 18-209(b) of the Delaware Act.

(b) Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with Section 18-209(b) of the Delaware Act may, to the extent permitted by Section 18-209(b) of the Delaware Act: (i) effect any amendment to this Agreement; (ii) effect the adoption of a new limited liability company operating agreement for the Fund if it is the surviving or resulting limited liability company in the merger or consolidation; or (iii) provide that the limited liability company operating agreement of any other constituent limited liability company to the merger or consolidation (including a limited liability company formed for the purpose of consummating the merger or consolidation) shall be the limited liability company operating agreement of the surviving or resulting limited liability company.

8.10     MASTER-FEEDER STRUCTURE
         The Fund may, at the discretion of the Board, as may be permitted by the 1940 Act, and upon the resolution of a majority of the then Managers, convert to a master-feeder structure, in which the feeder fund invests all of its assets into a master fund, rather than making investments in securities directly. Existing Series of the Fund may either become feeders into a master fund, or themselves become master funds into which other funds may be feeders.

8.11     PRONOUNS
         All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the identity of the person or persons, firm, or corporation may require in the context thereof.

8.12     CONFIDENTIALITY
(a) A Member may obtain from the Fund, for any purpose reasonably related to the Member's Interest, certain confidential information regarding the business affairs or assets of the Fund as is just and reasonable under the Delaware Act, subject to reasonable standards (including standards governing what information and documents are to be furnished, at what time and location, and at whose expense) established by the Board (the "Confidential Information"). The Fund is not intended to be a tax shelter or a reportable transaction under Treasury Regulation
         Section 1.6011-4T. Notwithstanding anything in this Agreement or in any other agreement or document to the contrary, the structure and tax aspects of the Fund are not confidential and the Member's investment in an Interest is not a "confidential transaction" under Treasury Regulation Section 1.6011-4T(b)(3). Notwithstanding anything in this Agreement or in any other agreement or document to the contrary, the Managers and each Member agree that, from the commencement of discussions with respect to a potential investment in an Interest by the Member, the Member (and each of its employees, representatives and agents) is permitted to disclose to any and all Persons, without limitation of any kind, the structure and tax aspects of such investment, and all materials of any kind (including opinions and other tax analyses, if any) that are provided to such Member related to such structure and tax aspects. In this regard, each Member acknowledges and agrees that the Member's disclosure of the structure or tax aspects of such investment is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding). Furthermore, each Member acknowledges and agrees that it does not know or have reason to know that its use or disclosure of information relating to the structure or tax aspects of an investment in an Interest is limited in any other manner (such as where transactions are claimed to be proprietary or exclusive) for the benefit of any other Person.

(b) Each Member covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish, or make accessible to any other person the name or address (whether business, residence, or mailing) of any Member or any other Confidential Information without the prior written consent of the Board, which consent may be withheld in its sole and absolute discretion.

(c) Each Member recognizes that in the event that this Section 8.12 is breached by any Member or any of its principals, partners, members, trustees, officers, directors, employees, or agents or any of its affiliates, including any of such affiliates' principals, partners, members, trustees, officers, directors, employees, or agents, irreparable injury may result to the non-breaching Members and the Fund. Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Members and the Fund may be entitled, such Members also shall have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys' fees and other litigation expenses incurred in connection therewith. In the event that any non-breaching Member or the Fund determines that any of the other Members or any of its principals, partners, members, trustees, officers, directors, employees, or agents or any of its affiliates, including any of such affiliates' principals, partners, members, directors, officers, employees, or agents should be enjoined from or required to take any action to prevent the disclosure of Confidential Information, each of the other non-breaching Members agrees to pursue in a court of appropriate jurisdiction such injunctive relief.

(d) The Fund shall have the right to keep confidential from the Members for such period of time as it deems reasonable any information that the Board reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board in good faith believes is not in the best interest of the Fund or could damage the Fund or its business or that the Fund is required by law or by agreement with a third party to keep confidential.

8.13     CERTIFICATION OF NON-FOREIGN STATUS
         Each Member or transferee of an Interest from a Member that is admitted to the Fund in accordance with this Agreement shall certify, upon admission to the Fund and at such other time thereafter as the Board may request, whether he or she is a "United States Person" within the meaning of Section 7701(a)(30) of the Code on forms to be provided by the Fund, and shall notify the Fund within 30 days of any change in such Member's status. Any Member who shall fail to provide such certification when requested to do so by the Board may be treated as a non-United States Person for purposes of U.S. federal tax withholding.

8.14     SEVERABILITY
         If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Member agrees that it is the intention of the Members that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

8.15     ENTIRE AGREEMENT
         This Agreement (including the Schedule attached hereto which is incorporated herein) constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

8.16     DISCRETION
         To the fullest extent permitted by law, whenever in this Agreement, a Person is permitted or required to make a decision: (i) in its "sole discretion" or "discretion" or under a grant of similar authority or latitude, such Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Fund or the Members; or (ii) in its "good faith" or under another express standard, then such Person shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise.

8.17     COUNTERPARTS
         This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

8.18     TAX MATTERS MEMBER
         The Investment Adviser (or, if the Investment Adviser is not a Member, such Member as may be appointed by the Investment Adviser) will be the "tax matters member" under the Code for the Fund or such other Member as may be designated by the Board.

8.19     WAIVER OF PARTITION
         Each Member agrees that irreparable damage would be done to the Fund if any Member brought an action in court to dissolve the Fund. Accordingly, each Member agrees that he, she or it shall not, either directly or indirectly, take any action to require partition or appraisal of the Fund or of any of the assets or properties of the Fund, and notwithstanding any provisions of this Agreement to the contrary, each Member (and his, her or its successors and assigns) accepts the provisions of the Agreement as his, her or its sole entitlement on termination, dissolution and/or liquidation of the Fund and hereby irrevocably waives any and all right to maintain any action for partition or to compel any sale or other liquidation with respect to his, her or its interest, in or with respect to, any assets or properties of the Fund. Each Member further agrees that he, she or it will not petition a court for the dissolution, termination or liquidation of the Fund.

8.20     NO WAIVER
         The failure of the Manager to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of the Manager's right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.


         THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE PRE-DISPUTE ARBITRATION CLAUSES SET FORTH IN
SECTION 8.6 AND THE CONFIDENTIALITY CLAUSES SET FORTH IN SECTION 8.12.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.



Initial Manager                      Pioneer Investment Management, Inc., As
                                     Organizational Member


/s/ Osbert M. Hood                   /s/ Osbert M. Hood
Name:    Osbert M. Hood              Name:    Osbert M. Hood
Title:   Manager                     Title:   President

Date                                 Date




         ADDITIONAL MEMBERS:

         Each person who has signed or has had signed on its behalf a Member Signature Page, which shall constitute a counterpart hereof.